                                                                      EXHIBIT 10

                              ASSISTANCE AGREEMENT


         THIS ASSISTANCE AGREEMENT is made as of the 30th day of March, 2005, by and between GENEREX BIOTECHNOLOGY CORPORATION ("Generex"), a Delaware Corporation and ECKERT SEAMANS CHERIN & MELLOTT, LLC ("Eckert Seamans"), a Pennsylvania limited liability company.


                                    RECITALS


         1. In accordance with a Securities Purchase Agreement executed by Generex as of November 10, 2004, Generex issued 6% Secured Convertible Debentures (the "Debentures").

         2. Eckert Seamans represented Generex in connection with the Debentures and related steps such as Generex shareholder approval of the Debentures transaction and registration of Generex Common Stock on the NASDAQ's exchange and with the Security and Exchange Commission (SEC).

         3. Under the Debentures, Generex is required to make certain interest and monthly redemption payments in cash. However, under the Debentures, Generex could make such payments in the form of Generex Common Stock provided that certain conditions were met at the time the payments are due, as more fully described in the Debentures.

         4. One of the conditions required to be fulfilled before Generex could make such payments in its Common Stock is shareholder approval of the Debentures transaction, as more fully described in the Debentures.

         5. The Generex shareholders meeting for that purpose was originally planned for March 24, 2005 but was postponed to April 5, 2005 because of a problem that developed with the filing with the SEC of the proxy statement with respect to the meeting.

         6. The later date of the Shareholders Meeting on April 5th has the effect that Generex is not entitled to make payments for interest due on March 31, 2005 and the Monthly Redemption Amount due on April 1, 2005 in the form of its Common Stock and instead is required to make cash payments on March 31, 2005 and April 1, 2005.

         7. Generex requested assistance from Eckert Seamans in making cash payments due on March 31, 2005 and April 1, 2005 by Eckert Seamans advancing funds for that purpose which would later be repaid by Generex to Eckert Seamans.


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

         8. The parties have agreed that Eckert Seamans will advance up to $325,179.48 to make the Debentures interest payment due on March 31, 2005 and the Monthly Redemption Amount payment due on April 1, 2005 and Generex will repay Eckert Seamans for those advances without interest as provided in this Agreement. Generex has also agreed to provide Eckert Seamans with a release as described in this Agreement.

         9. This Agreement (including the attached Release) was agreed upon after arms length discussions between the General Counsel of Generex and the General Counsel of Eckert Seamans. Although Eckert Seamans has and does represent Generex with respect to the Debentures and related matters, as well as other matters, it did not represent Generex with respect to this Agreement and Release and gave no counsel or advice or made any representation to Generex or its General Counsel with respect to this Agreement and Release. Generex and its General Counsel were free to seek advice relating to this Agreement or Release and the circumstances leading to this Agreement and Release (as well as any other matters) from any other counsel they chose.

                                   WITNESSETH:

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Eckert Seamans and Generex, each intending to be legally bound, agree as follows:

         1. RECITALS. The parties agree to the Recitals which are part of this Agreement.

         2. ADVANCES AND THEIR REPAYMENT. Eckert Seamans will provide to Generex one or more advances, up to an aggregate amount of $325,179.48, for the purpose of assisting Generex in satisfying its obligations to pay interest due on the Debentures on March 31, 2005 and to pay the Monthly Redemption Amount (as defined in the Debentures) due on April 1, 2005. Such advances by Eckert Seamans shall be made as provided in paragraph 4 of this Agreement. Generex agrees to repay the aggregate amount of such advances without interest in three equal installments on October 1, 2005, on November 1, 2005 and on December 1, 2005. Upon failure of Generex to pay any such installment when due, all amounts owed to Eckert Seamans by Generex shall thereafter be payable on demand, and interest on such unpaid amounts will accrue at the rate of 8% per annum.

         3. RELEASE. Simultaneously with the delivery of this Agreement, Generex shall deliver to Eckert Seamans its executed Release in the form set forth in Exhibit "A" to this Agreement.

         4. MECHANICS OF ADVANCES. Eckert Seamans shall wire transfer the advances hereunder in the aggregate amount of $325,179.48 to Generex's account at J.P. Morgan Chase in accordance with wire transfer instructions provided by Generex. Generex has represented to Eckert Seamans that the debenture holders are each entitled to payment of $81,294.87 for payment of interest due on March 31, 2005 and a Monthly Redemption Amount due on April 1, 2005 and that there are four indenture holders identified as follows: Cranshire Capital, L.P.; Iroquois


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Capital L.P.; Omicron Master Trust; and Smithfield Fiduciary, LLC. Generex
represents and agrees that it will immediately wire transfer the proceeds of the advances from Eckert Seamans from its account at J.P. Morgan Chase to the debenture holders and in the amounts identified in the preceding sentence for payment of the March 31, 2005 interest and the April 1, 2005 Monthly Redemption Amount for each such debenture holder. By the close of business on Monday, April 4, 2005 Generex will provide to Eckert Seamans a certificate from and executed by its General Counsel and its Chief Financial Officer certifying and representing that the proceeds of the advances hereunder by Eckert Seamans have been remitted to the four debenture holders in accordance with this paragraph 4.

         5. NO THIRD PARTY BENEFICIARY. There are no third party beneficiaries of this Agreement or the Release delivered pursuant to this Agreement. Without limiting the foregoing, the four debenture holders identified in paragraph 4 hereof are not intended to be and are not third party beneficiaries of this Agreement or the Release. No party other than Eckert Seamans and Generex shall have any rights under or pursuant to this Agreement and the Release.

         6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Generex, its successors and assigns, and shall bind and inure to the benefit of Eckert Seamans, its successors and assigns.

         7. ENTIRE AGREEMENT. This Agreement, including Exhibit A, constitutes the entire Agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous communications, agreements, representations and understandings between Eckert Seamans and Generex. This Agreement including Exhibit A may not be changed except in a writing signed by the parties hereto.

         8. GOVERNING LAW. This Agreement and the attached Exhibit A shall in all respects be interpreted, enforced and governed by and under the laws of the Commonwealth of Pennsylvania, except for its choice of law rules.

         9. NO ADMISSION OF LIABILITY. This Agreement and Release do not constitute an admission of liability by either Party to this Agreement.

         10. RELIANCE ON COUNSEL. Each party has relied upon its own General Counsel, and not on the other party, in entering into this Agreement and Release.

         11. COUNTERPARTS, FACSIMILE SIGNATURES. This Agreement and Release may be executed in original counterparts by facsimile or email. If so executed, the parties will provide executed hard copies in a reasonable time thereafter.

         12. TITLES. The titles to paragraphs in this Agreement are for convenience only and shall not be considered or used in the interpretation of the Agreement.


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         IN WITNESS WHEREOF, Eckert Seamans and Generex have entered into this
Agreement as of the date first above written.


ATTEST:                               ECKERT SEAMANS CHERIN & MELLOTT, LLC



/s/  Bryan D. Rosenberger             By: /s/ John R. McGinley, Jr.      (SEAL)
-------------------------                --------------------------------
                                          Member



                                      Approved: /s/ William B. Mallin    (SEAL)
                                               --------------------------
                                                General Counsel


ATTEST:                               GENEREX BIOTECHNOLOGY CORPORATION



/s/ Rose C. Perri                     By: /s/ Anna Gluskin               (SEAL)
-------------------------                --------------------------------
Secretary                                 Anna Gluskin, Chief Executive Officer



                                      Approved: /s/ Mark Fletcher        (SEAL)
                                               --------------------------
                                                Mark Fletcher, General Counsel

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                                   EXHIBIT "A"


                                     RELEASE


         FOR AND IN CONSIDERATION of the advances and other consideration provided for in the Assistance Agreement between ECKERT SEAMANS CHERIN & MELLOTT, LLC and GENEREX BIOTECHNOLOGY CORPORATION, to which this Release is attached as Exhibit A (the "Agreement") executed contemporaneously herewith, Generex Biotechnology Corporation, ("Generex"), for itself, and its predecessors, successors and assigns (collectively and separately referred to hereinafter as "Releasors"), does hereby finally and forever waive, release and discharge Gary A. Miller, Esq., Eckert Seamans Cherin & Mellott, LLC, ("Eckert Seamans"), its members, officers, directors, Executive Committee, management members and personnel, Executive Director, General Counsel, and their heirs, executors, administrators, predecessors, successors and assigns (collectively and separately referred to hereinafter as "Releasees") of and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, losses, debts, covenants, contracts, judgments, fees (specifically including attorneys' fees), costs and expenses, both known and unknown, whether herein named or referred to or not (hereinafter collectively referred to as "Claims") of every kind and nature whatsoever, civil and criminal, in law and in equity, known and unknown, foreseen and unforeseen, in contract, in tort, and under any statute, rule, regulation, decision, order, or ordinance enacted, promulgated, or issued by any local, state, or federal authority, in connection with, related to, based upon or growing out of any act, omission, transaction, occurrence or circumstance existing or occurring before the date of this Release including, without limitation, the Debentures described in the Agreement, the shareholders approval provided for in the Debentures, the proxy for the shareholders meeting, the registration of Generex Common Stock, the inability under the Debentures of Generex to make the March 31, 2005 interest payments or the April 1, 2005 Monthly Redemption Amounts in the form of Common Stock as provided in the Debentures and related documents and/or the inability under the Debentures of Generex to make future payment of interest or payments of Monthly Redemption Amounts in the form of Common Stock as a result of any act, omission, transaction, occurrence or circumstance existing or occurring before the date of this Release; provided, however, that Generex does not release any claim under or arising out of nonperformance by Eckert Seamans or Releasees of any of the terms of the Agreement.

         Generex understands and acknowledges that neither Eckert Seamans nor any other Releasee has admitted to or admits to any liability whatsoever. Generex has relied upon its General Counsel in connection with agreeing to, executing and delivering this Release and Eckert Seamans has relied upon its General Counsel in agreeing to and accepting this Release.

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         If Generex or any Releasor commences any litigation or arbitration against Eckert Seamans or any Releasee on a claim which is held or adjudicated to be barred by this Release, Generex and Releasors shall be obligated to pay Eckert Seamans or other Releasees reasonable attorney's fees and costs with respect to defense of such claim.

         This Release shall in all respects be interpreted, enforced and governed by and under the laws of the Commonwealth of Pennsylvania, except for its choice of law rules.

         This Release may be executed and delivered in original counterparts by facsimile or email. If so executed, Generex will provide to Eckert Seamans an executed hard copy in a reasonable time thereafter.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned, on behalf of Generex, sets their hand and seal as of March 30, 2005, as Generex's own free act and deed.


ATTEST:                          GENEREX BIOTECHNOLOGY CORPORATION




/s/ Rose C. Perri                By: /s/ Anna Gluskin                    (SEAL)
-----------------------             -------------------------------------
Secretary                            Anna Gluskin, Chief Executive Officer



                                 Approved: /s/ Mark Fletcher             (SEAL)
                                          -------------------------------
                                           Mark Fletcher, General Counsel


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